Exhibit 99.1

Press Release

DENVER, CO—April 30, 2013	Contact:	Chris Van Ens
	Phone:	720.348.7762

UDR ANNOUNCES FIRST QUARTER 2013 RESULTS

~ Reports First Quarter FFO as Adjusted per Share of $0.34 ~

~ Same-Store NOI Increases 6.3 Percent ~

First Quarter 2013 Highlights:

•	Funds from Operations (“FFO”) per share was $0.35 (flat year-over-year), FFO as Adjusted per share was $0.34 (flat year-over-year), and AFFO per share was $0.31 (flat year-over-year).

•	Year-over-year same-store revenue and net operating income (“NOI”) growth were 5.4 percent and 6.3 percent, respectively.

•	Executed a strong first quarter and delivered results in-line with the Company’s 3-Year Strategic Plan.

•

Continued progress made on the Company’s $1.2 billion development pipeline as construction remained on time and on budget. Additionally, completed Capitol View on 14th, the Company’s 255-home, $126 million development located in the U-Street Corridor of Washington, D.C.

•	Further progressed redevelopment communities by completing 247 homes located in Manhattan and Southern California.

•	Raised full-year FFO per share guidance at the mid-point by $0.01 due to first quarter hurricane-related recoveries. FFO as Adjusted and AFFO guidance were reaffirmed and remained unchanged.

The following table highlights the Company’s FFO, FFO as Adjusted and AFFO per share for the current period as compared to the previous year period:

	Q1 2013	Q1 2012
FFO per share	$0.35	$0.35
Acquisition-related costs (including JVs)	—	0.003
Benefit associated with debt extinguishment	—	(0.019)
Hurricane related recoveries	(0.011)	—
FFO as Adjusted per share	$0.34	$0.34
Recurring capital expenditures	(0.026)	(0.033)
AFFO per share	$0.31	$0.31

A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net (loss)/ income attributable to UDR, Inc. can be found on Attachment 2 of the Company’s first quarter supplemental package.

Operations

Same-store NOI increased 6.3 percent year-over-year in the first quarter of 2013 while same-store revenue increased 5.4 percent over the same period. Same-store physical occupancy was flat at 95.5 percent as compared to the prior year period. Same-store expenses increased 3.4 percent driven by an increase in real estate taxes and personnel costs. The annualized rate of turnover decreased 130 basis points to 45.5 percent.

Summary of Same-Store Results First Quarter 2013 versus First Quarter 2012

Region	Revenue Growth/ Decline	Expense Growth/ Decline	NOI Growth/ Decline	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	5.2%	1.9%	6.7%	39.0%	94.2%	12,617
Mid-Atlantic	4.1%	3.5%	4.3%	27.2%	96.3%	9,578
Northeast	7.3%	4.8%	8.3%	9.6%	95.9%	1,879
Southeast	5.7%	4.5%	6.3%	17.6%	96.2%	9,515
Southwest	8.0%	5.3%	9.9%	6.6%	96.2%	3,507

Total	5.4%	3.4%	6.3%	100.0%	95.5%	37,096

(1)	Based on Q1 2013 NOI.
(2)	Average same-store occupancy for the quarter.
(3)

During the first quarter, 37,096 apartment homes, or approximately 89 percent of 41,750 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Sequentially, the Company’s same-store NOI decreased by 0.1 percent on revenue growth of 0.8 percent and a 2.7 percent increase in expenses during the first quarter of 2013.

Development and Redevelopment Activity

The Company completed Capitol View on 14th, a 255-home, $126 million development located in the U-Street corridor of Washington, D.C. during the first quarter. At the end of the first quarter, the community was 60 percent leased with rents in-line with proforma expectations.

The Company completed the redevelopment of 247 homes for a total cost of $19.5 million at the following communities: Rivergate (706 homes), The Westerly on Lincoln (583 homes) and 27 Seventy Five Mesa Verde (formerly Pine Brook I & II and Villa Venetia—964 homes) during the first quarter. At the end of the first quarter, 849 homes, or 38 percent of the Company’s 2,253 total homes under redevelopment had been completed.

In the first quarter of 2013, the Company spent a total of $109 million towards the completion of its $1.2 billion development and redevelopment pipeline. In total, the Company has funded 52 percent of its active pipeline. The Company expects to deliver 43 percent of its active pipeline in 2013, 38 percent in 2014 and 18 percent in 2015.

Balance Sheet

At March 31, 2013, the Company had $826 million in availability through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness at March 31, 2013 was $3.5 billion. The Company ended the first quarter with fixed-rate debt representing 84 percent of its total debt, a total blended interest rate of 4.3 percent and a weighted average maturity of 4.2 years. The Company’s leverage was 39.4 percent versus 44.6 percent a year ago and the Company’s net debt-to-EBITDA was 7.3 times versus 8.1 times a year ago.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the first quarter of 2013 in the amount of $0.235 per share. The dividend will be paid in cash on April 30, 2013 to UDR common stock shareholders of record as of April 9, 2013. The annualized dividend of $0.94 in 2013 represented a yield of 3.9 percent as of April 26, 2013 and an increase of 7 percent over 2012’s annualized dividend of $0.88. The first quarter dividend represented the 162nd consecutive quarterly dividend paid by the Company on its common stock.

Outlook

For the second quarter of 2013, the Company has established the following guidance:

•	FFO per share: $0.33 to $0.35

•	FFO as Adjusted per share: $0.33 to $0.35

•	AFFO per share: $0.27 to $0.29

For the full-year 2013, the Company increased its FFO per share guidance range by $0.01 due to the impact of hurricane related recoveries. The Company’s FFO as Adjusted and AFFO per share guidance ranges were reaffirmed and remain unchanged. Below are the full-year guidance ranges:

•	FFO per share: $1.36 to $1.42

•	FFO as Adjusted per share: $1.33 to $1.39

•	AFFO per share: $1.17 to $1.23

Below are the primary same-store assumptions, which were reaffirmed and unchanged, for the Company’s full-year 2013 guidance:

•	Revenue: 4.00% to 5.00%

•	Expense: 2.75% to 3.25%

•	Net operating income: 4.25% to 6.00%

•	Physical occupancy: 95.5%

Additional assumptions for the Company’s second quarter and full-year 2013 guidance can be found in Attachment 15 of the Company’s first quarter supplemental package. The Company will revisit its full-year guidance assumptions in its second quarter earnings release.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. EDT on April 30, 2013 to discuss first quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 866-225-8754 for domestic and 480-629-9818 for international and provide the following conference ID number: 4612133.

A replay of the conference call will be available through May 30, 2013, by dialing 800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4612133, when prompted for the pass code.

A replay of the call will be available for 90 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.

Mail — For those without Internet access, the first quarter 2013 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park® development, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2013, UDR owned or had an ownership position in 54,195 apartment homes including 2,887 homes under development. For over 40 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.